Exhibit 23(d)(ii)


                        ADDENDUM TO MANAGEMENT AGREEMENT

     Addendum dated as of July 1, 1999 to the Management Agreement dated as of March 1, 1999 (the "Agreement") between The BSG Funds (the "Trust"), on behalf of the Banc Stock Group Fund (the "Fund"), and Heartland Advisory Group, Inc. (the "Adviser").

                                    RECITALS

     A. The Fund is responsible, pursuant to the Agreement, for paying the fees and expenses of the non-interested person trustees of the Trust ("Trustee Expenses").

     B. At various times since the inception of the Fund, the Adviser has voluntarily reimbursed the Fund for Trustee Expenses.

     C. The Adviser desires to make a contractual commitment to reimburse the Fund's trustee expenses on a temporary basis.

     NOW THEREFORE, IT IS AGREED THAT:

     1. EFFECTIVE IMMEDIATELY AND UNTIL JUNE 1, 2003, THE ADVISER SHALL REIMBURSE THE FUND FOR ALL TRUSTEE EXPENSES.

     2.   THE AGREEMENT IS UNCHANGED IN ALL OTHER RESPECTS.

     IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS ADDENDUM TO BE SIGNED BY THEIR OFFICERS DESIGNATED BELOW, ALL AS OF THE DATE FIRST WRITTEN ABOVE.

Attest:                                    Heartland Advisory Group


By: /S/ SANDRA L. QUINN, SECRETARY      By: /S/ MICHAEL E. GUIRLINGER, PRESIDENT
    --------------------------------       -------------------------------------
       Sandra L. Quinn, Secretary           Michael E. Guirlinger, President

                                           Accepted by:

Attest:                                    The BSG Funds


By:  /S/  LISA R. HUNTER                By:  /S/  MICHAEL E. GUIRLINGER
     -------------------------------       -------------------------------------
        Lisa R. Hunter, Secretary           Michael E. Guirlinger, President